Exhibit 4.2

SOFTWARE LICENSE CONTRACT BETWEEN BBVA PENSIONES CHILE S.A. AND
ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A

In Santiago, on December 1, 2005

I.
BBVA PENSIONES CHILE S.A. (hereinafter called the “Grantor”), a company incorporated according to Chilean laws, with legal residence at 100, Pedro de Valdivia Ave., Providencia, Santiago, Chile, Tax Identification (RUT) No. 96,757,820-7, APPEARS AS PARTY OF THE FIRST PART.

The Grantor is represented by Mr. Gustavo Alcalde Lemarie, Chilean, married, business administrator, legally of age, bearer of Chilean national identity card No. 5,894,308-8, and for the purposes hereof, the same legal address as the company he represents.

II.
ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A. (hereinafter called the “Licensee”), a company incorporated according to Chilean laws, with legal residence at 100, Pedro de Valdivia Ave., 16th Floor, Providencia, Santiago, Chile, Tax Identification (RUT) No. 98,000,400-7,  APPEARS AS PARTY OF THE SECOND PART.

The Licensee is represented by Messrs. Jorge Matuk Chijner, Peruvian, married, business administrator, bearer of Chilean foreign identity card No. 21,828,473-6, and Andrés Veszprémy Schilling, Chilean, married, lawyer, bearer of Chilean national identity card No. 8,881,705-2, both legally of age and domiciled for the purposes hereof as the company they represent.

The appearing representatives in turn state that their respective powers have not been revoked, suspended or restricted, and that the acting capacity of their respective represented companies has not changed. Thus, acknowledging their sufficient capacity to enter into this agreement, they state the following:

WHEREAS:

I.
The Grantor owns the Intellectual Property Rights on the software described in Appendix 1 (hereinafter the “Software”). For the purposes hereof, “Intellectual Property Rights” shall be construed as ownership or trade-related aspects regarding exploitation of the Software, its modifications and customizations, as well as directives for using or running the Software (hereinafter called the “Usage Manual”).

II.
The Licensee is interested in obtaining a license over the foregoing Software Intellectual Property Rights, including the right to modify and customize it to local technical requirements, in order to process information according to its operational, business and legal compliance needs.

THEREFORE, both parties concur in entering into this software license contract (hereinafter called the “Contract”), whereby they assent to the following terms and conditions:

1.	LICENSCE OBJECTIVE AND TYPE

1.1
Objective: The Grantor hereby grants the license or right to use the Software and its Usage Manual to the Licensee, who in turn accepts it, for application on its computer systems and with the sole purpose described in the foregoing Recital II (hereinafter called the “License”).

Except for the rights expressly excluded in the following Sub-clause 1.2, the License comprises of assignment to the Licensee of all Intellectual Property Rights on the Software and its Usage Manual, including:

(i)
The right to fully or partially copy the source codes or programs, by any means and in any manner, whether provisionally or permanently, including load, presentation, run, transmission and/or storage thereof, making as many backup copies as deemed necessary, and partially or totally decompiling the Software, and

(ii)
Translating, adapting, arranging or in any way transforming the foregoing programs, copying the results of such actions, including the right to make technical customizations to meet local needs or requirements.

The Licensee may use or in any way exploit any Intellectual Property Right hereunder, whether directly or through subcontracted third parties, including outsourcing, to the extent needed for the provision of such services to the Licensee.

1.2
Type: The License is non-exclusive and valid anywhere in the world, with the Licensee not being entitled to grant third parties the Software use, sublicenses or authorizations, whether exclusive or not, without the written consent of the Grantor.

1.3
Evolutionary Developments: The Grantor does not undertake any obligations to produce new or enhanced Software versions. If it did, it shall be through its AFP (Pension-Fund Administrator) Maintenance Center (“CMA”), which shall be responsible for both evolutionary/regulatory development and corrective maintenance.

In this case and whenever the Grantor has new or enhanced Software versions, no new license shall be necessary and any such versions shall be automatically comprised herein. In the latter case, the Licensee must pay to the CMA the new development price, equivalent to actual man/hour unit-rate costs in dollars.

The Software corrective maintenance shall be governed by the provisions of a separate document executed by the parties.

2.	INSTALLATION AND DELIVERY OF USAGE MANUAL

2.1
Installation: The Grantor commits to install the Software in the equipment specified by the Licensee. The installation shall be deemed complete when the Software can be correctly used in the Licensee’s computer systems for the purposes stated herein.

Any developments required to adapt or install the Software in the Licensee’s systems shall be deemed comprised in the price specified in Clause 4 hereof, but any transportation expenses of the Grant or, its personnel or that of service providers to the Licensee’s premises to perform such installation shall be invoiced separately.

Upon completion of the installation, the parties shall sign off a document of acceptance by the Licensee.

2.2	Usage Manual: The Grantor shall deliver soft copies of the Usage Manual to the Licensee upon installation completion. The following contents shall be included in the Usage Manual, as a minimum:

(i)	Source codes, the modification right of which is licensed herein;

(ii)	Functional design of the various Software modules;

(iii)	User manual of the various Software modules;

(iv)	Operation manual of the Software;

(v)	Data model (general and detailed), and

(vi)	Component details (tables, folders, etc.).

3.	EFFECTIVE TERM

The License hereunder is indefinitely granted, and if a term was mandatory, then for as long as legally permitted.

Notwithstanding, this Contract shall be terminated, hence the License revoked, in the following cases:

(i)
By the Licensee at any time giving prior reliable notice to the other party of its decision to terminate the Contract at least twelve (12) months in advance of the effective termination date, without any compensation right vested for any of the parties.

(ii)
By the Grantor if the Licensee separated from the group of companies led by Banco Bilbao Vizcaya Argentaria, S.A., or of which the latter is a member. For the purposes hereof, the Grantor shall be deemed to be part of such group in any of the cases provided in Article 4th* of the Spanish Law on the Stock Market (LMV) No. 24/1988, enacted July 28, any amendments or replacing regulation thereof. In this case, the Contract shall be terminated by prior reliable notice of the Grantor to the Licensee, stating its decision to terminate the Contract effective upon twelve (12) months of such notice.

In the latter case, the Licensee may demand compensation from the Granter as provided in Appendix II hereof according to the Contract lapsed effective period, from execution to termination, without any further compensation right vesting thereto.

Upon termination hereof as provided herein, the Licensee shall abstain from using the Software hereunder, delete any backup copies from its systems and return to the Grantor the copies of the Usage Manual with any other Software documentation that it may have at the time.

4.	PRICE, PAYMENT AND TAXES

4.1           License Price and Payment: As consideration for granting the license and all other obligations herein undertaken by the Grantor (excluding the Software installation), the Licensee shall pay the Grantor the amounts specified in Appendix III hereof, as provided therein.

4.2           Price of New Versions (Evolutionary Development): If the CMA produced new or improved Software versions, no new license shall be necessary and any such versions shall be automatically comprised herein, as provided in sub-clause 1.3.

* Translation of Article 4th of LMV 24/1988: For the purposes of this Law, a group of companies shall be considered composed of organizations forming a decisional unit, namely one thereof is, or may be, in direct or indirect control of the others, or such control is in the hands of one or several individuals systematically acting in agreement.

In any case, a decisional unit shall be construed in any of the scenarios provided in Paragraph 1 of Article 42 of the Code of Mercantile Law, or when at least half the Board members of the controlled organization are Board members or top managers of the controlling one, or of another organization controlled by the latter.

For the purposes of the foregoing provisions, the controlling organization shall add to its rights those vested through other controlled organizations or through the individuals acting on behalf of the controlling organization, or of other controlled ones, or those jointly held with any other individual.

4.3           Taxes: The Licensee shall bear all existing and future taxes hereunder. Consequently, should any applicable law require encumbering, deducting or withholding any amounts for tax purposes, the price to be paid by the Licensee shall be increased accordingly, so that the amount received by the Grantor remains exactly as provided in Appendix III hereof.

5.	GUARANTEES

5.1	The Grantor expressly assures the Licensee:

(i)
That it owns the Software Intellectual Property Rights, including source and executable programs thereof, and that no legal or contractual restriction exists under any jurisdiction preventing its full or partial transfer, assignment or any other arrangement as provided herein, nor any full or partial transfer, assignment or other arrangement of the source and executable programs that form the Software;

(ii)	That the Intellectual Property Rights hereunder are free of any burden, encumbrance or charge;

(iii)	That the Software use provided herein does not infringe any legal provisions or third-party rights, nor is it in any way unfair competition, and

(iv)	That the Software features and services are suitable for the intended use thereof stated in Recital II.

The foregoing guarantees solely relate to the Software licensed by the Grantor at this time, and therefore, shall not extend to any modifications or alterations performed by the Licensee.

5.2
The Grantor commits to compensate the Licensee for any loss or damage resulting from any infringement of the guarantees provided in the foregoing sub-clause, number 5.1, including all expenses and costs paid by the Licensee to the Grantor or disbursed defending any third-party claim (for instance: expert studies, legal counsel fees, court expenses, etc.).

5.3
The Grantor promises to cooperate with the Licensee in defending its interests should any third party, judicial or government authority start any proceedings against the latter, as a result of an infringement of the guarantees herein. In any case, the Licensee shall decide, at its sole discretion, whether to comply with the claim or oppose it, acting therefore in good faith.

6.	CONTRACT ADMINISTRATION

The parties appoint the following liaison persons to resolve any matter regarding the licensed Software installation or operation:

(i)	For the Grantor:
Francisco Leyva

(ii)	For the Beneficiary:
Juan Carlos Reyes Madriaza

7.	CONFIDENTIALITY

Any information furnished to one party by the other shall be considered confidential, regardless of the support media and whether it relates to the Software or hereto. Any public domain information as of the date hereof is excluded.

Neither party may disclose such information to any third party without consent from the other party, unless such disclosure is (i) essential to abide by law or (ii) required by a judicial or government authority.

8.	MISCELLANEOUS

8.1	Representations and Guarantees of the Parties: Each party states and assures the other:

(i)
That it is duly incorporated society according to its national laws, legally capable of granting this License and fulfilling this Contract, as well as of exercising the rights and meeting the obligations hereunder, and that it has completed all processing and met all the requirements needed for the grant and fulfillment hereof;

(ii)	That the grant and fulfillment hereof does not infringe any current legal provision, their by-laws, nor any other agreement or commitment entered or undertaken by each party;

(iii)	That the individuals executing this Contract are legally empowered and mandated to bind the party that they respectively represent, and

(iv)
That the obligations undertaken by each party herein are fully effective, binding and enforceable, without requiring any further authorizations, approvals, formalities, records or registrations by anyone or any authority.

8.2
Sole Document: All the Grantor’s and Licensee’s rights and obligations are contained in this Contract and its appendices, which jointly form only one regulating document between both parties that replaces and revokes any previous agreement or document regarding the Software License.

8.3
Partial Nullity: Should any provision herein be declared null, the remaining ones shall prevail in their own terms. If the nullity involved an essential part hereof, the parties shall negotiate to find a reasonable good-faith solution always considering the spirit hereof and the purpose of the cancelled provision.

8.4	No Other Beneficiaries: Unless otherwise expressly stated herein, no provision hereof may be construed as granting any rights or resorts to any non-party, except for legal successors of each party.

8.5	Independence: This Contract is not intended to establish any mandate or entrustment relationship of any kind between the parties. None thereof shall be considered as representative of the other.

8.6
Assignment: The Grantor may fully or partially assign this Contract to an organization member of the group of companies led by Banco Bilbao Vizcaya Argentaria, S.A., or of which the latter is a member, pursuant to Clause 3 hereof, by simply giving written notice to the Licensee.

On the other hand, the Licensee may not partly or fully assign this Contract to any third party, whether a member of the group of companies led by Banco Bilbao Vizcaya Argentaria, S.A. or not, without the prior express and reliably given consent of the Grantor.

8.7
Breach: Each party shall be liable for compensating the other for any direct loss or damage resulting from any breach hereof. Indirect damages, loss of profit and non-pecuniary loss are not compensable.

9.	COMMUNICATIONS

9.1
All requests, notifications, notices and generally any communications between the parties hereto shall be deemed duly given when transmitted by fax and addressed to their respectively specified addresses and numbers, without prejudice to the subsequent ratification by letters signed by authorized individuals with regard to the communications themselves or acknowledging receipt thereof.

Original faxed documents showing receipt at the corresponding fax numbers are sufficient proof of notice.

9.2	The following are the parties’ respective addresses, telephone and fax numbers:

BBVA PENSIONES CHILE
Av. Pedro de Valdivia 100, Providencia, Santiago, Chile
Phone: (56-2) 351-1200
Fax: (56-2) 351-1993

A.F.P. PROVIDA S.A.
Av. Pedro de Valdivia 100, Piso 16, Providencia, Santiago, Chile
Phone: (56-2) 351-1201
Fax: (56-2) 351-1717

Any change of address, phone or fax number must be reliably notified in writing to the other party.

10.	APPLICABLE LAW AND JURISDICTION

10.1	Applicable Law: This Contract shall be construed and fulfilled according to its own terms and conditions, and shall be governed by Chilean law, as applicable.

10.2
Jurisdiction: Any difficulty, doubt, issue or dispute that may arise between the parties regarding the application, interpretation, fulfillment, performance, effective period, termination, cancellation, nullity or validity hereof, or any other related matter, shall be submitted for consideration and resolution to a joint arbitrator, namely fact arbitrator for the proceedings, whose ruling in law abidance may be ordinarily and extraordinarily appealed, including complaints.

The arbitrator shall be appointed by mutual agreement of the parties, failing which, the Santiago Courts of Record shall appoint an individual having taught Civil or Commercial Law at the University of Chile or Chilean Catholic University for at least five years.

In acceptance of the foregoing, the parties execute this agreement in duplicate, on the date and in the place stated in the preamble hereof.

BBVA PENSIONES CHILE S.A.	ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A.

Gustavo Alcalde Lemarie	Jorge Matuk Chijner
Andrés Veszpremy Schilling

APPENDIX I

DESCRIPTION OF THE LICENSED SOFTWARE

APPENDIX II

COMPENSATIONS IN CASE OF AGREEMENT TERMINATION BY THE GRANTOR FOR THE LICENSEE SEPARATION FROM THE BBVA GROUP

If the Licensee were separated from the group of companies led by Banco Bilbao Vizcaya Argentaria, S.A., of which the latter is a member, as provided in Clause 3 of the License Contract (the “Contract”), and the Grantor exercised its right to terminate the Contract pursuant thereto, the Licensee shall be entitled to compensation by the Grantor according to the number of effective years. The following distinctions apply to compensation  for termination:

1.	In case of termination during the first two years of the Contract effective date, including the twelve months upon separation from the BBVA Group: 100% of the License Price shall be compensated.

2.	In case of termination during the third year of the Contract effective date, including the twelve months upon separation from the BBVA Group: 80% of the License Price shall be compensated.

3.	In case of termination during the fourth year of the Contract effective date, including the twelve months upon separation from the BBVA Group: 60% of the License Price shall be compensated.

4.	In case of termination during the fifth year of the Contract effective date, including the twelve months upon separation from the BBVA Group: 40% of the License Price shall be compensated.

5.	In case of termination during the sixth year of the Contract effective date, including the twelve months upon separation from the BBVA Group: 20% of the License Price shall be compensated.

6.	In case of termination over six years after the Contract effective date, including the twelve months upon separation from the BBVA Group: there shall be no compensation.

APPENDIX III

PRICE PAYABLE BY THE LICENSEE

The Price to be paid by the Licensee to the Grantor in the national currency, namely peso, is equivalent of seven million, two-hundred and fifty-nine thousand Euros (€ 7,259,000), after taxes. This amount shall be paid against receipt of the pertinent invoice, to be issued during the month of December 2005.